Exhibit (a)(1)(O)

January 14, 2009

We have just completed week three of the Lattice Semiconductor Corporation Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units (referred to as the “Offer to Exchange”). The offer to exchange your eligible options will expire at 11:59:59 p.m., Eastern Time, on February 3, 2009, unless we extend the offer period.

I will be holding information sessions at LPA, LSV and LHQ at the following scheduled times for those employees who may have additional questions about the Offer to Exchange:

LPA Tuesday, January 20, 2009 10:00 a.m. and 1:30 p.m. Eastern Time Conf Rm 152

LSV Thursday, January 22, 2009 10:00 a.m. and 1:30 p.m. Pacific Time Cafeteria

LHQ Friday, January 23, 2009 10:00 a.m. and 1:30 p.m. Pacific Time Cafeteria

If you have questions about the Offer to Exchange and are unable to attend a session, you may additionally direct them to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Byron Milstead, dated December 22, 2008; (3) the election form; and (4) the withdrawal form, copies of which have been provided to you. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Byron Milstead